Exhibit 99.1

Pilgrim’s Pride Achieves Best Quarterly and First Six Months Earnings in Company History

Second Quarter and First Six Months Earnings of $0.50 and $0.73 Per Share, Respectively

Company to Restructure Turkey Division to Further Focus on Value-Added Turkey Products and Improve Profitability

PITTSBURG, Texas, April 26, 2004/PR Newswire-First Call/ — Pilgrim’s Pride Corporation (NYSE: PPC) today reported net income of $33.0 million, or $0.50 per share, for the second fiscal quarter ended April 3, 2004, an increase of $22.2 million, or $0.24 per share, compared with net income of $10.8 million, or $0.26 per share, in the second quarter of fiscal 2003. The Company also reported net sales for the second quarter ended April 3, 2004, of $1,384.9 million, an increase of $754.3 million, compared with net sales of $630.6 million for the same period last year, with the increase resulting primarily from the acquisition of the ConAgra chicken division, which was effective November 23, 2003. Included in the fiscal 2003 second quarter’s results was a $0.54 per share gain, net of tax and related employee incentive plan accruals, for the partial settlements of vitamin and methionine lawsuits compared to a $0.01 per share gain related to such settlements and recoveries in the second quarter of fiscal 2004.

For the six months ended April 3, 2004, the Company reported net income of $43.2 million, or $0.73 per share, an increase of $29.7 million, or $0.40 per share, compared with net income of $13.5 million, or $0.33 per share, for the six months ended March 29, 2003. The Company also reported net sales for the first six months of fiscal 2004 of $2,429.3 million, an increase of $1,171.3 million, compared with net sales of $1,258.0 million for the same period last year, with the increase resulting primarily from the acquisition of the ConAgra chicken division, which was effective November 23, 2003. Included in the fiscal 2003 first six month’s results was a $0.56 per share gain, net of tax and related employee incentive plan accrual, for the partial settlements of vitamin and methionine lawsuits compared to a $0.01 per share gain related to such settlements and recoveries in the first six months of fiscal 2004.

“Our record quarterly and first six months performance reflects the continued improvement in the U.S. pricing environment for chicken, and our success in achieving synergies through our integration of the ConAgra chicken division acquisition, which continues to be accretive to earnings,” stated O.B. Goolsby, President and Chief Operating Officer of Pilgrim’s Pride. “Our expanded and enhanced prepared foods product mix, improved distribution capabilities and enhanced operational and customer service capabilities have positioned us to better capitalize on favorable industry trends, and we expect these factors to be increasingly important revenue drivers for the company going forward.”

Turkey Division Restructuring

“Today we also are announcing plans to restructure our turkey business to significantly reduce our production of commodity turkey meat and strengthen our focus on value-added turkey products. After the restructuring is completed, which we are committed to achieving by October 1, 2004, we will have a turkey product mix that is two-thirds value-added and one-third branded fresh and frozen products,” Goolsby added.

As part of its restructuring effort, the Company announced that it intends to sell or close its Hinton, Virginia, turkey commodity meat operations. The Hinton turkey operation currently employs approximately 1,300 employees and processes approximately 160,000 turkeys per week. The restructuring is expected to have a positive impact on pre-tax earnings of approximately $25 - $30 million per year, reduce working capital employed in the turkey business by approximately $50 million and decrease commodity sales in Pilgrim’s Pride’s turkey division by approximately $70 million per year.

The Company expects the charges and other losses from the restructured operations in its remaining six months of fiscal 2004 to be as much as $75 million, $46 million net of tax, or $0.69 per share. These charges are expected to include approximately $10 million in cash restructuring charges, with the remainder resulting from charges associated with asset impairments and inventory liquidation. As a result of this restructuring, the Company projects that its turkey division will have an operating loss, excluding the impacts of the restructuring of up to $75 million referred to above, of between $3 to $8 million for the remaining six months of fiscal 2004, and will then be profitable in fiscal 2005.

“To further support our value-added turkey product offering, which is not affected by today’s announced restructuring, we are pleased to introduce our Signature Turkey line, a premium line of butter-basted turkey products that use real butter instead of artificial ingredients,” Goolsby said. The line includes a traditional turkey, a petite turkey, bone-in-breast, an all-white meat roast and a combo roast with both white and dark meat.

“We expect the turkey division restructuring to support our strategy to become a leading supplier of premium, value-added poultry products in the U.S. and to continue creating value for our shareholders. We intend to work hard to ensure that we realize our goal of achieving profitability in our turkey business in the next fiscal year, and look forward to updating you on our progress as we move forward with this process,” Goolsby concluded.

Pilgrim’s Pride will hold a conference call to discuss the Company’s second quarter fiscal 2004 financial results at 10 a.m. CDT (11 a.m. EDT) on April 26, 2004. To listen live via telephone, call 800-556-3831, access code 00977. The call also will be webcast live on the Internet at http://www.firstcallevents.com/service/ajwz404960621gf12.html. Additionally, the Company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 2 p.m. CDT on April 26, 2004 through May 3, 2004 at 800-876-6305.

Pilgrim’s Pride Corporation is the second-largest poultry producer in the United States, the largest chicken company in Puerto Rico and the second-largest chicken company in Mexico. Pilgrim’s Pride has major operations in Texas, Alabama, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, with other facilities in Arizona, California, Iowa, Mississippi, Utah and Wisconsin.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entrée customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States, Puerto Rico and Northern and Central Mexico.

For more information about the Company and its products, visit www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; inability to recognize the anticipated cost savings and anticipated benefits in connection with our turkey division restructuring; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Contact:

Richard A. Cogdill

Chief Financial Officer

540/896-0406

Pilgrim’s Pride Corporation

Consolidated Statements of Income (in thousands except per share amounts)

(Unaudited)

Three months ended	April 3, 2004	March 29, 2003
Net Sales	$1,384,907	$630,592
Costs and Expenses:
Cost of sales	1,257,816	604,919
Non-recurring recoveries	(68)	(11,312)
Selling, general and administrative	65,649	35,576

	1,323,397	629,183

Operating Income	61,510	1,409
Other Expenses(Income):
Interest expense, net	13,524	9,942
Foreign exchange loss	185	217
Miscellaneous, net	1,256	(26,896)

Total other expenses, net	14,965	(16,737)

Income before income taxes	46,545	18,146
Income tax expense	13,594	7,381

Net Income	$32,951	$10,765

Net Income per common share	$0.50	$0.26
Dividends declared per share	$0.015	$0.015
Weighted Average shares outstanding	66,555,733	41,112,679

Six Months Ended	April 3, 2004	March 29, 2003
Net Sales	$2,429,275	$1,257,997
Costs and Expenses:
Cost of sales	2,225,080	1,204,325
Non-recurring recoveries	(76)	(25,700)
Selling, general and administrative	111,952	67,621

	2,336,956	1,246,246

Operating Income	92,319	11,751
Other Expenses(Income):
Interest expense, net	25,968	19,418
Foreign exchange loss (gain)	263	(132)
Miscellaneous, net	936	(28,662)

Total other expenses, net	27,167	(9,376)

Income before income taxes	65,152	21,127
Income Tax Expense	21,915	7,606

Net Income	$43,237	$13,521

Net Income per common share	$0.73	$0.33
Dividends declared per share	$0.030	$0.030
Weighted Average shares outstanding	58,882,431	41,112,679

Pilgrim’s Pride Corporation

Consolidated Balance Sheet

(Unaudited)

	April 3, 2004	September 27, 2003
ASSETS
Cash	$47,151	$16,606
Other Current Assets	825,902	474,102
Total Current Assets	873,053	490,708
Other Assets	108,991	31,302
Property, Plant, and Equipment, Net	1,166,004	735,474

Total Assets	$2,148,048	$1,257,484

LIABILITIES AND STOCKHOLDERS EQUITY
Current Maturities of long-term debt	$8,331	$2,680
Other Current Liabilities and Notes Payable to Bank	539,119	276,909
Total Current Liabilities	547,450	279,589
Long-term Debt-Less Current Maturities	643,298	415,965
Deferred Income Taxes	115,905	113,988
Minority Interest in Subsidiary	1,202	1,246
Total Stockholders’ Equity	840,193	446,696

Total Liabilities and Stockholders’ Equity	$2,148,048	$1,257,484

Pilgrim’s Pride Corporation

Selected Financial Information (in thousands)

(Unaudited)

Note: “EBITDA” is defined as the sum of net income (loss) before interest, taxes, depreciation and amortization. EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principals (GAAP) results, to compare the performance of companies. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. EBITDA is calculated as follows (in thousands):

Three Months Ended	April 3, 2004	March 29, 2003
Net Income	$32,951	$10,765
Add:
Income tax expense	13,594	7,381
Interest expense, net	13,524	9,942
Depreciation and amortization	33,087	17,803
Minus:
Amortization of capitalized financing costs	488	383

EBITDA	$92,668	$45,508

Capital Expenditures	$19,429	$15,908

Six Months Ended	April 3, 2004	March 29, 2003
Net Income	$43,237	$13,521
Add:
Income tax expense	21,915	7,606
Interest expense, net	25,968	19,418
Depreciation and amortization	58,998	35,312
Minus:
Amortization of capitalized financing costs	1,007	755

EBITDA	$149,111	$75,102
Capital Expenditures	$39,981	$25,024

	April 3, 2004	September 27, 2003
Other Data (in thousands):
Current maturities of long-term debt	$8,331	$2,680
Long-Term debt	643,298	415,965

Total Debt	651,629	418,645

Pilgrim’s Pride Corporation

Proforma Financial Information (in thousands)

(Unaudited)

The unaudited pro forma financial information has been presented as if the acquisition of the ConAgra chicken division had occurred as of the beginning of each period presented. For the three and six month periods ended March 29, 2003, the ConAgra Chicken division information has been included with a one-month lag to the Pilgrim’s Pride reporting period in order to maintain their existing quarterly periods. (In thousands):

Three Months Ended	April 3, 2004	March 29, 2003
Net sales	$1,384,907	$1,178,245

Depreciation and amortization	$33,087	$34,761

Operating income (loss)	$61,510	$(26,040)

Interest expense, net	$13,524	$18,915

Six Months Ended	April 3, 2004	March 29, 2003
Net sales	$2,890,722	$2,399,503

Depreciation and amortization	$67,488	$66,064

Operating income (loss)	$117,425	$(6,226)

Interest expense, net	$30,339	$35,187